EXHIBIT 99.1



Kaman Corporation
Bloomfield, CT  06002
(860) 243-7100                                                    NEWS
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                                                        [KAMAN GRAPHIC OMITTED]


                        KAMAN COMPLETES RECAPITALIZATION

BLOOMFIELD, CONNECTICUT, (November 3, 2005) - Kaman Corporation (NASDAQ:KAMNA) announced that it has completed its recapitalization by today filing an amended and restated certificate of incorporation with the Secretary of State of the State of Connecticut. Pursuant to the recapitalization, each share of Class A common stock has become one share of common stock, par value $1.00, entitled to one vote per share, and each share of Class B common stock has been reclassified and converted into 3.58 shares of common stock or, alternatively, at the election of the holders of the shares, 1.84 shares of common stock and an amount in cash equal to $27.10.

Beginning on November 4, 2005, shares of the company's common stock will trade on The NASDAQ National Market under the symbol "KAMN." Giving effect to the recapitalization, there are approximately 23.9 million shares of common stock outstanding.

By early next week, Mellon Investor Services, the Company's election agent, will commence the process of distributing new share certificates and any required cash payments to those holders of the Class B common stock who made elections and distributing information to other shareholders as to how they may obtain new share certificates and, in the case of Class B common shareholders, any required cash payments.

Paul R. Kuhn, chairman, president and CEO said, "Completion of our recapitalization represents one of the most significant developments in the history of this company, and the benefits are expected to be well worth the years of effort that went into making it possible. With each of our previously non-voting Class A common shareholders, and all future shareholders now having the advantage of Kaman's new one-share one-vote capital structure, we believe there will be a greater opportunity for Kaman shares to reflect the underlying value of the company's assets and businesses. Along with this, we believe that the company will ultimately have enhanced access to capital to pursue the good opportunities we are seeing before us in each of our segments."

Further detail on the recapitalization and recapitalization agreement can be found in the recapitalization agreement, which was filed as Exhibit 2.1 to a Form 8-K filed by the Company on June 8, 2005, the proxy statement, which was filed on September 2, 2005 and mailed to shareholders shortly thereafter and the prospectus supplement, which was filed on September 30 and mailed to shareholders shortly thereafter.

Based in Bloomfield, Conn., Kaman Corporation conducts business in the aerospace, industrial distribution and music markets. Kaman operates its aerospace business through its Aerostructures, Fuzing, and Helicopters divisions and its Kamatics subsidiary providing subcontract aerostructure manufacturing for military and commercial aircraft, missile and bomb fuzing products, SH-2G and K-MAX helicopters, and proprietary aircraft bearings and products. Principal aerospace facilities are located in Connecticut, Florida and Kansas. Kaman is the third largest North American distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings offered to a customer base of more than 50,000 customers representing a highly diversified cross-section of North American industry, with principal facilities in Alabama, California, Connecticut, New York, Indiana, Kentucky and Utah. Kaman is also the largest independent distributor of musical instruments and accessories, offering more than 20,000 products for amateurs and professionals, with principal facilities in Arizona, Connecticut, California, New Jersey and Tennessee.

                                     * * *

Forward-Looking Statements

This press release may contain forward-looking information relating to the company's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic;
2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the company 's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions;
14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) risks associated with the course of litigation; 18) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 19) the effects of currency exchange rates and foreign competition on future operations; and 20) other risks and uncertainties set forth in the company 's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this press release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this press release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com